Pleasant Kids

Natural Alkalized pH Mountain Spring Water

EMPLOYMENT CONTRACT



2600 West Olive Ave. F5 Burbank, CA 95105

Table of Contents

EMPLOYMENT CONTRACT

Employment contract between Pleasant Kids, Inc. 2600 West Olive Ave F5 Burbank CA, 95105 ("employer") and Calvin Lewis ("employee") of 4779 COLLINS ave. Suite 1907 Miami Beach, FL 33140

Whereas
The employer desires to contract the services of the employee in various facets of the business for a period of 5 years commencing on October 1, 2013, situated in 2600 West Olive Ave. Suite F5 Burbank CA, 95105, in the particular role of Vice President.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

Terms, Remuneration, Benefits, Leave and Other Conditions
The employer agrees to pay the employee a base salary of $150,000.00 per annum payable by equal, monthly payments. The employer agrees to pay the employee a base bonus of 2% of the gross sales on a quarterly bases.

The employer may from time to time introduce and operate various incentive or bonus schemes to promote the best interests of the business. At the sole discretion of the board of Directors, the employee may be entitled to participate in such schemes. For the first three months of employment the employee shall not be entitled to a bonus.

The employee shall be entitled to all normal staff benefits including statutory holidays, 15 days annual leave (timing by mutual agreement), after six (6) months service and concessions from time to time granted by the employer. Such concessions may include agreed study/education time to complete tertiary qualifications.

Should the employee's employment continue beyond six (6) months, the employee shall be entitled in each ensuing period of twelve (12) months up to five (5) days paid "special leave" which may be applied for when:

sick, (if more than two days a doctor's certificate is necessary) the spouse, partner or a dependent is sick a family bereavement which requires leave.

After twelve (12) months continuous employment with the employer, the employee is entitled to "parental leave".

The employer will reimburse the employee all business related expenses, such as travel, accommodations, telephone tolls call charges and other expenses on presentation of a receipt and monthly expenses statement from the employee. Within this, the employee will be entitled to claim reimbursement of the following additional expenses:

- A mobile phone allowance of $150.00 per mont
- An Internet allowance of $45.00 per month
- International per diem of $125.00USD per day
- National per diem of $75.00USD per day

The provision of a motor vehicle does not form part of this agreement and will be discussed as a separate arrangement. A separate Motor Vehicle Lease Agreement is attached.

Duties and Responsibilities

The employee shall carry out the duties of Vice President initially directly responsible for:

- Develop and implement operational policies, strategic plans, and Annual Operating Plans to guide the Pleasant Kids within the limits prescribed, delegated authority, and the framework of the strategic directions approved by the Board.
- Operate the Pleasant Kids within established policies, maintain a regular policy review process, and revise or develop policies for presentation to the Board.
- Ensure the Pleasant Kids operates within all regulatory requirements.
- Ensure the Pleasant Kids operates within approved budgets and operating plans.
- Keep abreast of issues which may significantly impact the Pleasant Kids.
- Ensure the Pleasant Kids meets audit requirements.
- Create and maintain an organizational environment that promotes positive staff morale and performance.

- Ensure effective human resources programs are developed and maintained to support the strategic goals of the Pleasant Kids (includes recruiting, performance management, training, succession planning, employee relations, and compensation).
- Direct, motivate and maintain a competent, well-trained, flexible and responsive staff capable of meeting current and future needs.
- Develop and recommend the overall Pleasant Kids organizational structure and staffing to the Board.
- Develop and maintain an annual Board-approved plan for the development and succession of management.
- Responsible for the financial accounting of the company.
- The employee's performance against agreed target will be reviewed at least every twelve (12) months with the Board of Director

In performing the duties, the employee shall diligently and faithfully serve the employer and use his/her best efforts to promote and protect the employer's interests. The employee shall devote the time and effort exclusively during normal business hours to discharge the duties. The employee may be asked to work outside these hours from time to time by a supervisor.

Confidentiality, Security, and Respect for Individual Rights
The employee and the employer acknowledge that the terms and conditions of this agreement are to remain confidential.

No raw materials, stock, finished goods, or other property of the employer, its customers or suppliers, shall be removed from the premises without the specific approval of the employee's supervisor or another Manager.

The employee acknowledges that he/she has read, understood and agree to the company information, policies and health and safety guidelines in the "Employee Manual".

The employee shall respect and understand the individual rights of other staff at the employer.

Intellectual Property and Other Business Interests
Except under proper performance of the employee's duties, the employee shall not divulge intellectual property information obtained, generated or acquired through employment regarding the business affairs, property, customers, clients, staff or principals of the employer.

The employee shall assign and disclose promptly to the employer any and all ideas, designs, inventions, and developments or like when made in whole or part by the employee in the course of his/her employment, and to make and maintain adequate and current records thereof.

The employee shall not during the continuance of employment be employed, engaged, concerned or interested in any other business or any business, which may compete in an material respect with the employer without the prior written consent of the employer.

Termination

It is agreed that either party may terminate this employment contract by eight (8) weeks prior written notice or the employer may elect to make payment in lieu of such notice.

The employer may terminate the employee's employment without notice or payment (except as require by law) upon the occurrence of any of the following events:

The employer considers that the employee is guilty of serious misconduct, which in the opinion of the employer justified summary dismissal. The employee be guilty of any willful breach or continued neglect of duties or terms expressed or implied by this agreement or any duties which may from time to time be properly assigned to the employee.

In the opinion of the Board of Directors the employee has conducted himself/herself (whether or not in the course of his/her employment) in a manner likely to bring the employee or the employer into disrepute. If in the opinion of the board of directors, the job position filled by the employee becomes redundant and the employer does not consider the employee suitable for any other position that is available, or there is no other position available, the employee will be entitled to eight (8) weeks prior written notice or the employer may elect to make payment in lieu of such notice.

Upon termination of the employee 's employment under this agreement for any reason whatsoever the employee must immediately return to the employer all types of documents and copies thereof within the employee's possession or control that relate to the intellectual property, affairs and business of the employer.

All physical property of the employer or property under the contractual control of the employer must immediately be returned to the employer.

Upon the termination of employment, the employee shall be entitled to be paid in respect of the annual holiday earned by the employee that have not already been enjoyed and shall refund to the company, the wages in respect of holiday enjoyed by the employee that have not already been earned.
From the time of termination of employment the employee shall not for a period of twelve (12) months directly or indirectly solicit competition for the custom of the employer clients' who were clients within twelve (12) months prior to termination of the employee's employment, use the intellectual property of the employer or in any way be involved in a similar competitive business. The employee shall not directly or indirectly offer employment to any person who is or had recently been an employee of the employer.

This clause is intended to apply for the period specified after the date of the employee's termination of employment and whilst the employer continues trading in its present business activities.

Illegality
If for any reason a provision of this agreement be declared invalid or unenforceable the remaining provisions shall not be affected or impaired.

Signatures and Endorsements

Made this the October 1, 2013

Robert Rico
President of the Board
Pleasant Kids

Calvin Lewis
In the presence of the undersigned witness.

BONUS AGREEMENT

Mr. Calvin Lewis

Your bonus program commenced as of September 31, 2013 and consists of five (5) periods, each of which is twelve (12) months long ending on September 31, 2018 in each of the years 2013 through 2018 (the "Bonus Periods").

Your bonus entitlement for each Bonus Period is 2% of gross sales and will be paid to, or on your behalf, as follows:

You must be an employee of the Company on the first and last days of each Bonus Period, except in the event of your death or disability (as defined for purposes of determining eligibility for Social Security disability benefits) in any Bonus Period.

In the event of your death or disability, your entitlement, will be prorated for the period of time during the Bonus Period during which the Company actively employed you.

Pleasant Kids (the "TBA Stock") registered on any stock exchange at a 0.01 per share on at least 1 day in each Bonus Period; provided, however, in the event of your death or disability, the stock price must be attained within 90 days after either of said events, even if said 90 days extends into the next Bonus Period, unless the stock price was attained earlier in the Bonus Period in which your death or disability occurs.

Notwithstanding paragraph (1) above, the carried over amount will be paid to you, or on your behalf, even if you are not employed on the last day of the subsequent Bonus Period and are otherwise ineligible for any entitlement for such subsequent Bonus Period.

Payment of any amounts owing to you under this Agreement shall be made as soon as practicable after the end of the Bonus Period to which the payment relates; provided, however, any carried over amounts to which you may become entitled shall be paid as soon as practicable.

In the event of your death, any such amounts shall be paid to your designated beneficiary, or if none, to your estate.

In lieu of current payments described in paragraph (4) above, you may elect to defer part or all of each Bonus Year's entitlement pursuant to the provisions of Pleasant Kids Deferred Compensation Plan by making an irrevocable election prior to the beginning of each Bonus Period; provided, however, for the Bonus Period ending September 31, 2013 any deferral election must be made within 10 days of your agreement and acceptance of the terms and conditions stated herein.

This letter constitutes the complete agreement between us in respect to your bonus arrangements. If you are in agreement, please so indicate by signing and returning the original of this letter. A signed copy is provided for your records.

Very truly yours,

Robert Rico
President of the Board
Pleasant Kids, Inc.